Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 28, 2019, relating to the financial statements and financial highlights of Innovator S&P Investment Grade Preferred ETF, a series of Innovator ETFs Trust II, for the year ended March 31, 2019, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

July 29, 2019